Exhibit 5.1

Deloitte & Touche LLP
Brookfield Place
181 Bay Street
Suite 1400
Toronto ON M5J 2V1
Canada

Tel: (416) 601-6150
Fax: (416) 601-6151
www.deloitte.ca

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form F-10 of HudBay Minerals Inc. (the “Company”) of our reports dated March 7, 2012, relating to the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 40-F of the Company for the year ended December 31, 2011 dated April 2, 2012.  We also consent to the reference to us under the heading “Independent Auditors” in such Registration Statement.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Toronto, Ontario

December 28, 2012